EXECUTION VERSION





                                      As of November 23, 2008







Ladies and Gentlemen:

             This letter agreement ("AGREEMENT") confirms certain understandings and agreements of the undersigned lenders (collectively, the "TERM LOAN LENDERS") with respect to (i) the Amended and Restated Term Loan Credit Agreement, dated April 20, 2007, by and between Lenox, Incorporated, D 56, Inc., and Lenox Retail, Inc., as borrowers, and Lenox Group Inc. and other guarantors party thereto as guarantors (Lenox, Incorporated, Lenox Retail, Inc. and Lenox Group Inc., collectively, "LENOX"); Bank of New York/Mellon (the "TERM LOAN AGENT") as administrative agent and the Term Loan Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the "TERM LOAN CREDIT AGREEMENT") and (ii) the undersigned's potential bid to purchase certain assets of Lenox and its subsidiaries pursuant to a chapter 11 plan of reorganization or, alternatively, through a sale under section 363 of the Bankruptcy Code.

             Capitalized terms used but not defined herein shall have the meanings set forth in the Term Loan Credit Agreement. For purposes of this Agreement, the term "REQUIRED LENDERS" shall mean Term Loan Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Term Loans as of any date of determination and the term "SUPERMAJORITY LENDERS" shall mean Term Loan Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Term Loans as of any date of determination.

             1. STRUCTURE; CERTAIN OTHER MATTERS. (a) Each of the Term Loan Lenders have discussed with each other the possibility of submitting a bid (the "BID") to purchase some or all of the assets of Lenox and its affiliates, including (without limitation) the assets that are used or useful in connection with the manufacturing, sale and distribution of the Lenox, Dansk, Gorham and other similar brands, including (without limitation) all inventory, accounts, intellectual property and other real and personal property (the "PURCHASED ASSETS"), and have concluded that submission of a Bid consistent with the terms hereof (including all annexes hereto) is in the best interests of the Term Loan Lenders.

             (b) With respect to the Bid, the Term Loan Lenders agree that:

                 (i) the terms and conditions of the Bid shall be consistent in all material respects with the terms of the Plan Term Sheet, dated as of

                 November 23, 2008 attached hereto as Exhibit A (as amended, modified or otherwise supplemented with the written consent of Required Lenders, the "PLAN TERM SHEET"); provided, that any amendment, modification or supplement to the Plan Term Sheet, which, if made to a plan of reorganization, would require resolicitation under section 1127 of the United States Bankruptcy Code, shall require the written consent of Supermajority Lenders;

                 (ii) the Purchased Assets shall be acquired by one or more newly formed entities (collectively, "NEW LENOX") pursuant to a structure to be determined following the completion of due diligence and analysis of potential tax and other relevant issues. Each of the Term Loan Lenders (either directly or through one or more affiliates) agrees to contribute to the capital of New Lenox all or, as may be determined by Required Lenders, a designated Pro Rata Share of their respective Obligations (as defined in the Term Loan Credit Agreement) in exchange for a Pro Rata Share of the equity interests in New Lenox. For purposes of this Agreement, a Term Loan Lender's "PRO RATA SHARE" shall mean a fraction, the numerator of which shall be the amount of Obligations contributed to the capital of New Lenox by such Term Loan Lender and the denominator of which shall be the aggregate amount of Obligations contributed to the capital of New Lenox by the Term Loan Lenders;

                 (iii) prior to the execution of a definitive Asset Purchase Agreement and approval by the bankruptcy court pursuant to a confirmed plan of reorganization (or pursuant to an order under section 363 of the Bankruptcy Code), upon execution and delivery of this Agreement, Required Lenders may deliver to the Term Loan Agent a written direction to submit on behalf of New Lenox and all of the Term Loan Lenders, in accordance with any procedures established by the bankruptcy court, one or more credit bids for the Purchased Assets in an aggregate amount not to exceed the aggregate amount of the Obligations;

                 (iv) any Asset Purchase Agreement to be executed and delivered by New Lenox shall be consistent with the terms set forth in the Plan Term Sheet and shall be in form and substance acceptable to Required Lenders. Any material amendment to the Asset Purchase Agreement shall require the consent of Required Lenders; and

                 (v) New Lenox shall be governed in a manner consistent with the terms set forth in Exhibit B hereto or such alternative governance terms reasonably satisfactory to the Supermajority Lenders. The shareholders agreement or any other constituent documents of New Lenox shall be consistent in all material respects with the terms set forth in Exhibit B hereto.

             (c) Except with the written consent of the other parties hereto, each party hereby covenants and agrees that it shall not (i) represent or hold itself out as the agent of any other party, (ii) enter into any contract, engage in any act or transaction or incur any obligation, liability, debt, cost or expense on behalf, for the account or in the name of any other party or (iii) purport to bind any other party.

             2. TRANSFER. Until such time as the Plan Support Agreement dated as of November 23, 2008 between Lenox, its affiliates and the Term Loan Lenders is terminated or the Closing (as defined in the Asset Purchase Agreement) has occurred, each Term Loan Lender may transfer or dispose of any claim arising under the Term Loan Credit Agreement as follows:

             (a) Subject to the terms of this Agreement, to such party's affiliates, other Term Loan Lenders that are parties hereto, New Lenox, or, in accordance with the provisions of the Term Loan Credit Agreement, an assignee that agrees in writing to be bound by the terms of this Agreement by the execution of a joinder in form and substance reasonably acceptable to the Term Loan Agent, or

             (b) Free and clear of the terms of this Agreement if (i) such Term Lender has offered such claims to the other Term Lenders at a set asking price,
(ii) such other Term Lenders have not agreed in writing to purchase all of the offered claims (subject to ratable cutback) at such set price (x) by the earlier of the tenth business day thereafter or January 20, 2009, if such offer is made prior to January 15, 2009 or (y) by the third business day thereafter, if such offer is made on or after January 15, 2009, and (iii) such Term Lender enters into a binding agreement to sell the claims to a buyer not a party to this Agreement in the immediately succeeding ten (10) business day period on terms and conditions, including price, no more favorable to the buyer than the terms it offered to the other Term Lenders.

             3. EXPENSES; CERTAIN FEES. Each of the Term Loan Lenders shall bear a Pro Rata Share of all costs and expenses incurred in connection with the transactions referred to in this Agreement (including, without limitation, the costs and expenses of Schulte Roth & Zabel LLP and Miller Buckfire & Company, and any costs and expenses incurred by New Lenox) that are not reimbursed by a third party in accordance with the Term Loan Credit Agreement, and each Term Loan Lender shall make such payments to the Term Loan Agent as may be necessary to ensure that such costs and expenses are so borne.

             4. FINANCING OF NEW LENOX. Each of the Term Loan Lenders consents to New Lenox (acting under the direction of its duly constituted Board of Directors) entering into one or more financing arrangements for the purposes of
(i) paying any closing costs associated with the acquisition of the Purchased Assets, including, but not limited to, cure costs; (ii) refinancing any existing revolving loans secured by the Purchased Assets; and (iii) providing working capital from and after the closing date of the acquisition of the Purchased Assets. To the extent any such financing arrangement is provided by any Term Loan Lender, each Term Loan Lender shall be provided with the opportunity to participate in such financing arrangement to the extent of its Pro Rata Share. For the avoidance of doubt, other than as expressly provided in paragraph 2 hereof, no Term Loan Lender shall be required to provide any new capital or financial accommodation to New Lenox without such Term Loan Lender's express prior written consent, which consent may be withheld in such Term Loan Lender's sole and complete discretion for any reason.

             5. CONFIDENTIALITY. This Agreement, the terms included herein and the actual or prospective terms of any proposal for a transaction referred to herein are strictly confidential and may not be used for any purpose, or disclosed to any third party (other than a party's affiliates, agents, attorneys and accountants and, so long as they agree to be bound by the terms of this Paragraph 4, proposed assignees), without the express written consent of the other parties or as required under applicable law or as requested by any regulatory authority. Each party agrees not to use any information provided by or on behalf of any other in the context of the transactions contemplated hereby except to evaluate such transactions. Each party shall maintain the confidentiality of all confidential information provided by any other party with the same degree of care as is used for its own confidential information. Notwithstanding anything herein to the contrary, (a) counsel for the Term Loan Lenders may provide copies of this Agreement to Lenox and any third party in connection with the Bid and any effort of Lenox to obtain debtor-in-possession financing, and (b) a party may (i) disclose the terms of this Agreement to third party marking or rating agencies so long as such third party agrees to maintain the confidentiality of this Agreement, (ii) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of transactions contemplated hereby, and (iii) disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties, their respective affiliates, and their respective affiliates' directors and employees to comply with applicable securities laws. For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the proposed transaction but does not include the identity of the parties or their respective affiliates.

             6. REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each party hereby represents and warrants (severally and not jointly) to the others as follows:

             (a) Such party has the power and authority to enter into and perform all of such party's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms.

             (b) Such party understands that there are substantial risks to the transactions contemplated by this Agreement and it has the capacity to protect its own interests in participating in such transactions.

             (c) Such party specifically understands and agrees that the other party has not made and will not make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the transactions contemplated hereby and explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, such party specifically acknowledges, represents and warrants that it is not relying on any other party
(i) for its due diligence concerning, or evaluation of, Lenox and its affiliates or their assets or businesses, (ii) for its decision with respect to participating in any such transaction or (iii) with respect to tax and other economic consideration involved in any such transaction. Such party acknowledges that (i) the other party may come into possession of information, with respect to Lenox and its affiliates or the Purchased Assets, that is not known to such party and that may be material to a decision to submitting a Bid ("EXCLUDED INFORMATION"), (ii) it has determined to enter into this Agreement notwithstanding its lack of knowledge of the Excluded Information, if any, and
(iii) the other party shall have no liability to such party, and that such party waives and releases any claims that it might have against the other party pursuant to entering into transactions contemplated by this Agreement, with respect to any nondisclosure of Excluded Information, if any, now or in the future.

             (d) Except as disclosed on Schedule 5(d) annexed hereto, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such party.

             7. INDEMNIFICATION. Each of the parties to this Agreement agrees that the indemnification provided to the Term Loan Agent under the Term Loan Credit Agreement shall apply equally under this Agreement.

             8. MISCELLANEOUS. (a) This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by a party by operation of law or otherwise without the prior written consent of each other party. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of each party.

             (b) This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

             (c) This Agreement shall be governed and construed in accordance with the laws of the State of New York.

             (d) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

             (e) This Agreement may be executed in counterparts, which together shall constitute one instrument. Facsimiles of duly executed signature pages are acceptable and shall deemed to be originals.

             9. SPECIAL PROVISION REGARDING CHASE LINCOLN FIRST COMMERCIAL CORPORATION. Notwithstanding anything to the contrary in this Agreement and the Plan Term Sheet, this Agreement applies only to the Credit Trading Group of Chase Lincoln First Commercial Corporation, in its capacity as a Term Lender (the "CHASE LINCOLN CREDIT TRADING GROUP"), and, the term "Term Lender" means only the Chase Lincoln Credit Trading Group and such business unit's position in the Term Loans and does not apply to (i) any securities, loans, other obligations or any other interests in the Term Loans that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or Affiliate of, Chase Lincoln First Commercial Corporation; or (ii) any Term Loans that may be beneficially owned by non-Affiliated clients of Chase Lincoln First Commercial Corporation or any Affiliate of Chase Lincoln First Commercial Corporation.

            [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

             Please acknowledge your agreement to the foregoing by executing this Agreement in the space set forth below, whereupon this Agreement will become a binding contract among the parties hereto.

                       Very truly yours,


                                         BANK OF NEW YORK/MELLON,
                                          as Administrative Agent


                                         By:_____________________________
                                         Name:
                                         Title:

                                  CEDARVIEW LEVERAGED OPPORTUNITES
                                  MA, LTD



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                  CEDARVIEW LEVERAGED OPPORTUNITIES
                                  MA II, LTD



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                  CEDARVIEW OPPORTUNITIES MASTER
                                  FUND, LP



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                              AII INVESTMENT HOLDINGS, LTD



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner



                                          Notice Address:
                                          Cedarview Capital Management, LP
                                          One Penn Plaza, 45th FL
                                          New York, NY  10019

                                          CETUS CAPITAL, LLC



                                          By:  /s/ Richard Maybaum
                                               --------------------------
                                               Name:  Richard Maybaum
                                               Title: Managing Director



                                          Notice Address:
                                          Cetus Capital, LLC
                                          8 Sound Shore Drive
                                          Greenwich, CT  06830

                                          CHASE LINCOLN FIRST COMMERCIAL
                                          CORPORATION, but only as to its
                                          Credit Trading Group and that
                                          group's Term Loan position



                                          By:  /s/ Samantha E. Hamerman
                                               --------------------------
                                               Name:  Samantha E. Hamerman
                                               Title: Authorized Signatory

                               CLINTON-MAGNOLIA MASTER FUND, LTD.
                               By CLINTON GROUP, INC., as investment adviser,



                               By:  /s/ Francis Ruchalski
                                    --------------------------
                                    Name:  Francis Ruchalski
                                    Title: Chief Financial Officer


                               CLINTON MULTISTRATEGY MASTER FUND, LTD.
                               By: CLINTON GROUP, INC., as investment adviser



                               By:  /s/ Francis Ruchalski
                                    --------------------------
                                    Name:  Francis Ruchalski
                                    Title: Chief Financial Officer



                               Notice Address:
                               Clinton Group, Inc.
                               9 West 57th Street
                               New York, NY  10019

                                          LBC CREDIT PARTNERS, L.P.



                                          By:  /s/ David E. Fraimow
                                               --------------------------
                                               Name:  David E. Fraimow
                                               Title: Vice President


                                          LBC CREDIT PARTNERS PARALLEL, L.P.



                                          By:  /s/ David E. Fraimow
                                               --------------------------
                                               Name:  David E. Fraimow
                                               Title: Vice President



                                          Notice Address:
                                          LBC Credit Partners, Inc.
                                          Cira Centre
                                          2929 Arch Street
                                          Philadelphia, PA  19104-2868

                                         RAMIUS CREDIT OPPORTUNITIES MASTER FUND
                                         LTD (F/K/A RCG CARPATHIA MASTER FUND,
                                         LTD.)



                                         By:  /s/ Marc Baum
                                              --------------------------
                                              Name:  Marc Baum
                                              Title: Authorized Signatory



                                          Notice Address:
                                          Ramius LLC
                                          599 Lexington Avenue
                                          21st Floor
                                          New York, NY  10022

                                         TOPAZ FUND



                                         By:_____________________________
                                            Name:
                                            Title:

                                         TRUMPET INVESTORS LP




                                          By:  /s/ Eric Kogan
                                               --------------------------
                                               Name:  Eric Kogan
                                               Title: Manager



                                          Notice Address:
                                          Trumpet Investors L.P.
                                          110 East 59th Street
                                          Suite 2100
                                          New York, NY  10022

                                         UBS STAMFORD LENDER



                                         By:_____________________________
                                            Name:
                                            Title:



                                          Notice Address:
                                          UBS Investment Bank
                                          677 Washington Blvd.
                                          Stamford, CT  06901

                                 SCHEDULE 5(D)

                                 BROKERS' FEES


     1.  Miller Buckfire & Co., LLC
     2.  Berenson & Company

                                   EXHIBIT A

                                PLAN TERM SHEET

================================================================================

                                LENOX GROUP, INC.

                                 PLAN TERM SHEET

                             AS OF NOVEMBER 23, 2008

================================================================================

The following is a summary (the "PLAN TERM SHEET") of certain material terms of a proposed Chapter 11 liquidating plan (the "PLAN") of the Company (as defined below). This Plan Term Sheet does not contain all the terms, conditions, and other provisions of the Plan and the transactions contemplated by this Plan Term Sheet are subject to conditions to be set forth in definitive documents. This Plan Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Plan Term Sheet and the information contained herein are strictly confidential and contain material non-public information. It is being provided to the Term Loan Lenders and the Revolving Loan Lenders in accordance with the confidentiality provisions of the respective credit documents. This Plan Term Sheet does not constitute an offer of securities, nor is it an offer or solicitation for any chapter 11 plan, and is being presented for discussion and settlement purposes only.

I.   PARTIES



DEBTORS Lenox Group, Inc., and certain of its subsidiaries (collectively, the "COMPANY" or the "DEBTORS"), including, without limitation, all Borrowers and Guarantors under the Term Loan Agreement and Revolving Credit Agreement.

TERM LOAN LENDERS        Bank of New York/Mellon as administrative agent and the
                         lenders party to that certain Amended and Restated Term
                         Loan Credit Agreement, dated as of April 20, 2007 (the
                         "TERM LOAN AGREEMENT") (collectively, the "TERM LOAN
                         LENDERS"), between the Lenders and D 56, Inc., Lenox
                         Retail, Inc., and Lenox Incorporated, as borrowers (the
                         "BORROWERS"), and Lenox Group Inc. and other guarantors party thereto as guarantors (the "GUARANTORS").

REVOLVING LOAN           UBS Securities AG, Stamford Branch ("UBS") as
LENDERS                  administrative agent and the lenders party to that
                         certain Revolving Credit Agreement, dated as of April
                         20, 2007 (as amended, the "REVOLVING LOAN AGREEMENT")
                         (collectively, the "REVOLVING LOAN LENDERS"), between the Lenders, the Borrowers, and the Guarantors.

II.  PROPOSED CHAPTER 11 SALE PURSUANT TO PLAN


SALE OF ASSETS OF        The proposed Plan contemplates (a) a sale (the "LENOX
LENOX BUSINESS           SALE") to the Term Loan Lenders of all or substantially
PURSUANT TO A            all of the assets of (i) the Lenox Business (as defined
CHAPTER 11 PLAN(1)       below) and (ii) the D56 Business (as defined below)
                         that is remaining at the time of the Closing (as defined below), and (b) the subsequent disposition by the Term Loan Lenders of certain remaining portions of the D56 Business in accordance with the D56 Scale Down
                         (as defined below) or as otherwise determined by New
                         Lenox. The assets of the Lenox Business and the D56
                         Business to be purchased by the Term Loan Lenders (the
                         "PURCHASED ASSETS") shall include all the assets of the Lenox Business and the D56 Business as of the Closing
                         Date other than rejected contracts and any other assets or liabilities of either business designated as excluded assets by the Term Loan Lenders at least 10 days prior to the Effective Date.

                         For purposes of this Plan Term Sheet the term "LENOX BUSINESS" shall mean all of the assets of the Debtors that are used or useful in connection with the manufacturing, sale and distribution of the Lenox, Dansk, Gorham and other similar brands, including (without limitation) all inventory, accounts, intellectual property and other real and personal property.

                         For purposes of this Plan Term Sheet the term "D56 BUSINESS" shall mean all of the assets of the Debtors that are used or useful in connection with the manufacturing, sale and distribution of [collectibles], including (without limitation) all inventory, accounts, intellectual property and other real and personal property.

                         To facilitate the Lenox Sale, the Term Loan Lenders will create a new entity or entities (collectively, "NEW LENOX") to which all or a portion of the loans under the Term Loan Agreement owned by the Term Loan Lenders party to the Plan Support Agreement dated as of November 23, 2008 (the "PLAN SUPPORT AGREEMENT") will be transferred. The Term Loan Lenders will credit bid an amount up to the aggregate amount of the obligations owned by the Term Loan Lenders and arising under the Term Loan Agreement for the Purchased Assets (the "PURCHASE PRICE"). Upon closing of the sale, which shall be the effective date of the Plan (the "CLOSING" or the "EFFECTIVE DATE"), New Lenox (and, indirectly, the Term Lenders, as the owners of New Lenox), will own 100% of the

---------------------
(1) The Term Loan Lenders reserve the right to direct the Company to consummate the Lenox Sale pursuant to a sale under section 363 of the Bankruptcy Code in the event of a default under the DIP Facility, undue delay in the confirmation of the Plan, in the event the cash payments to the holders of allowed administrative and priority claims required to confirm the Plan pursuant to section 1129 of the Bankruptcy Code exceed, in the aggregate, the aggregate claim amounts set forth herein, or for the other reasons set forth in the Plan Support Agreement.

                         equity in the Purchased Assets.

                         The terms of the Lenox Sale shall be set forth in an asset purchase agreement in form and substance reasonably acceptable to the Company and the Term Loan Lenders (the "APA"). The APA will also provide for, among other things, the assumption by New Lenox of certain other liabilities of the Debtors, in each case as specified by New Lenox.

                         Pursuant to the terms of the Plan the Company will undergo a tax liquidation as soon as reasonably practicable after the Effective Date of the Plan.

III. PROPOSED SALE/LIQUIDATION OF D56 ASSETS

D56 BUSINESS PROCESS     Beginning before the Effective Date and continuing
                         after the Effective Date, the D56 Business will be scaled down or disposed of by the Company or New Lenox, as applicable, either through a scale down plan, a sale process/royalty arrangement or another disposition (the
                         "D56 SCALE DOWN"). The net proceeds received by the Company prior to the Effective Date in connection with the D56 Scale Down shall be applied in accordance with the terms of the Revolving Loan Agreement and the Term
                         Loan Agreement. Any assets of the D56 Business that remain unsold as of the Closing shall be treated as "Purchased Assets" and shall be sold, transferred and assigned to New Lenox.

                         Prior to the Effective Date, the Company will consult with the Term Loan Lenders before making any material decisions regarding the D56 Scale Down.

IV.  PLAN ADMINISTRATOR

APPOINTMENT              The Plan shall provide for the appointment of a plan
                         administrator (the "PLAN ADMINISTRATOR") to, among other things, (a) oversee the claims resolution process, and (b) wind down the Company.

                         On the Effective Date, pursuant to the Plan, the Plan Administrator will be provided with funding (the "PLAN ADMINISTRATOR FUND"), in an amount to be agreed upon by the Company and the Term Loan Lenders, which shall be sufficient to pay the fees and expenses of the Plan Administrator and its professionals and all costs incident to winding down the Company, objecting to and resolving claims, and distributing proceeds under the Plan (the "PLAN ADMINISTRATOR EXPENSES"). All amounts realized by the Plan Administrator from the sale, transfer or other disposition of assets, if any, shall be added to the Plan Administrator Fund. Any net recoveries from such proceeds that exceed amounts reasonably expected to be required to pay for the Plan

                         Administrator Expenses shall be immediately turned over to New Lenox. When all the duties of the Plan Administrator have been completed, the Company has been wound down, all allowed general unsecured claims have been paid the amount to which they are entitled under the Plan, there are no remaining disputed general unsecured claims, and the chapter 11 cases have been closed, any funds remaining in the Plan Administrator Fund shall be remitted to New Lenox.


V.   TREATMENT OF CLAIMS AND INTERESTS

ADMINISTRATIVE/PRIORITY/ On the Effective Date, pursuant to the Plan, the Plan SECURED TAX CLAIMS FUND Administrator shall be provided with funding (the
                         "APST CLAIMS FUND") in an amount to be determined by agreement of the Company and the Term Loan Lenders, but in any event, subject to the aggregate claim amounts set forth below, which funds shall be sufficient to pay all Administrative Expense Claims, Priority and Secured Tax Claims, and Other Priority Claims that are allowed on the Effective Date and that may become allowed after the Effective Date. The Plan Administrator shall be responsible for resolving and paying all Administrative Expense Claims, Priority and Secured Tax Claims, and Other Priority Claims. After all Administrative Expense Claims, Priority and Secured Tax Claims, and Other Priority Claims have been paid in full and there are no remaining Administrative Expense Claims, Priority and Secured Tax Claims, and Other Priority Claims, all funds remaining in the APST Claims Fund shall be remitted to New Lenox.

ADMINISTRATIVE AND
PRIORITY CLAIMS

  o  ADMINISTRATIVE      Except to the extent that a holder has been paid by the
     EXPENSE CLAIMS      Company, in whole or in part, prior to the Effective
                         Date or agrees to a less favorable treatment, each holder of an allowed administrative expense claim shall be paid in full, in cash, the full amount of its unpaid claim on or as soon as reasonably practicable following the later to occur of (a) the Effective Date or as soon thereafter as is reasonably practicable and (b) the date on which such claim becomes allowed; provided, however, that in no event shall the aggregate amount of non-professional fee Administrative Expense Claims
                         (including, without limitation, cure costs) exceed
                         $[1,800,000].

  o  SECURED TAX AND     Except to the extent that a holder has been paid by the
     PRIORITY TAX        Company, in whole or in part, prior to the Effective
     CLAIMS              Date or agrees to a less favorable treatment, each
                         holder of an allowed secured tax claim or allowed priority tax claim shall (a) be paid in full, in cash, the full amount of its unpaid claim on or as soon as reasonably practicable following the later to occur of
                         (x) the Effective Date or as soon thereafter as is reasonably practicable and (y) the date on which such claim becomes allowed or (b) receive such other terms determined by the Bankruptcy Court to provide the holder deferred cash payments having a value, as of the Effective

                         Date, equal to such claim; provided, however, that in no event shall the aggregate amount of Secured Tax Claims and Priority Tax Claims exceed $[250,000].

  o  OTHER PRIORITY      Except to the extent that a holder has been paid by the
     CLAIMS              Company, in whole or in part, prior to the Effective
                         Date or agrees to a less favorable treatment, each holder of an allowed other priority claim shall receive, in full satisfaction of such other unpaid priority claim, cash in the full amount of the claim, on or as soon as reasonably practicable after the later of (i) the Effective Date or as soon thereafter as is reasonably practicable, and (ii) the date such claim becomes allowed; provided, however, that in no event shall the aggregate amount of Other Priority Claims exceed $[100,000].

SECURED CLAIMS

  o  REVOLVING LOAN      The Revolving Loans (the "REVOLVING LOAN CLAIMS")
     FACILITY            arising from the Revolving Loan Agreement shall be
                         "rolled up" into the DIP Facility.

  o  TERM LOAN FACILITY  Holders of secured claims arising from the Term Loan
                         Agreement shall contribute all of their claims to New Lenox. New Lenox will credit the Purchase Price and purchase the Purchased Assets free and clear of all liens, interests, claims or encumbrances, except as set forth in the APA.

  o  MISCELLANEOUS       To the extent not previously paid pursuant to an order
     SECURED CLAIMS      of the Bankruptcy Court authorizing payment of lien
                         claims during the chapter 11 cases, all holders of claims secured by valid liens (including, without limitation, mechanics', materialsmens', artisans', tax and any other lien) against property not abandoned or sold will retain their liens on such property and be paid in the ordinary course of business by New Lenox

UNSECURED CLAIMS

  o  GENERAL UNSECURED   On the Effective Date, the Plan Administrator shall be
                         provided with an amount to be agreed upon by the Term
                         Lenders (the "GENERAL UNSECURED CLAIMS FUND") to pay holders of allowed general unsecured claims. On the Effective Date, each holder of an allowed unsecured claim shall receive its pro rata share of the General
                         Unsecured Claims Fund. The Plan shall provide a mechanism for delaying distribution to holders of general unsecured claims pending a resolution of disputed general unsecured claims.


                         The Plan will provide a release of all Chapter 5 causes of action against any person who provided goods and services in the ordinary course of business.(2)

---------------------
(2)  Subject to review of potential claims by Term Loan Lenders.

EQUITY INTERESTS         Holders of equity interests in the Company will not
                         receive or retain any property or interest on account of their interests, and all such interests will be cancelled and extinguished.

VI.  SOURCES FOR PAYMENTS UNDER PLAN

PLAN FUNDING             At Closing, subject to the aggregate claim limits set
                         forth above (compliance with which shall be a condition to effectiveness of the Plan), New Lenox will provide sufficient funds to make all payments required to be made, including to fund the Plan Administrator Fund, the APST Claims Fund, and the General Unsecured Claims
                         Fund.

VII. OTHER PLAN PROVISIONS

RELEASES AND EXCULPATION The Company/Debtors will release their respective officers and directors, the Revolving Loan Lenders and agent under the Revolving Loan Agreement, the Term Loan Lenders and agent under the Term Loan Agreement, and the respective officers, directors, employees, agents, advisors and professionals of each of the foregoing, including of the Company/Debtors, from all claims arising on or before the Effective Date, other than for claims based on willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction.


                         The Plan will include standard exculpation for individuals and professionals participating in the Debtors' chapter 11 cases.


                         The Term Loan Lenders will release the Debtors and their respective officers, directors, employees, agents, advisors, and professionals from all claims arising on or before the Effective Date, other than for claims based on willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction.

INDEMNIFICATION OF       Under the Plan, all indemnification provisions
PREPETITION OFFICERS     currently in place (whether in the by-laws,
AND DIRECTORS            certificates of incorporation, or employment contracts)
                         for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors and officers' respective affiliates will be assumed by New
                         Lenox and will survive effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date. Notwithstanding the foregoing, in no event will New Lenox's obligation with respect to indemnification exceed the amount of any deductible payable pursuant to the directors and officers liability policy.

EMPLOYEE TRANSITION      The Plan will further provide that New Lenox may, in
PROGRAMS                 its discretion, assume certain agreements and
                         pre-petition obligations as currently formulated or as modified, including, but not limited to portions of the Company's existing Change in Control, Outplacement,
                         Severance and other benefits and obligations to Company employees (3).

PENSION AND RETIREE      Pursuant to the Plan, and as a condition to the
BENEFIT PLANS            effectiveness of the Plan, all existing defined benefit
                         and other pension and/or retiree benefit plans maintained by the Debtors shall be terminated in a manner reasonably acceptable to New Lenox.

DEFINITIVE DOCUMENTATION The Company, the agent for the Revolving Loan Lenders, the agent for the Term Loan Lenders, the Postpetition Lenders, and the Exit Facility lender will negotiate in good faith definitive documentation for the Plan consistent with the terms hereof, including, without limitation, a plan support agreement, the DIP Facility, and any necessary documents to effectuate the Plan.

OTHER TERMS AND          The Plan and all related documentation shall reflect
CONDITIONS               the terms and conditions of this Plan Term Sheet to the
                         parties' mutual satisfaction and shall contain such other terms and conditions as the parties mutually agree.

                         This Plan Term Sheet will become part of the Plan Support Agreement containing customary terms and conditions to be executed by the Company and the Term Loan Lenders in support of the Plan.

                         The distributions on and treatment of claims of the Term Loan Lenders contemplated herein shall become effective and binding only upon the confirmation and effective date of a Plan under Chapter 11 of the U.S. Bankruptcy Code which has been voted upon and approved by the Term Loan Lenders in accordance with section 1126(c) of the Bankruptcy Code, and confirmed by the Bankruptcy Court.

                         The Company shall not enter into, terminate, amend, modify or supplement any Material Contract without prior consultation with, and the prior consent, which consent shall not unreasonably withheld or delayed, of, the Term Loan Lenders (other than for the purchase or sale of inventory in the ordinary course of business). For purposes hereof the term "Material Contract" shall mean (a) any license agreement, or (b) any agreement that involves the payment of, or the purchase or provisions of goods or services having a value in excess of, $250,000 in any year or $500,000 over the life of such contract.

(3) The Term Loan Lenders will need to review all agreements related to these programs before determining whether to agree to this provision.

                         Prior to the Effective Date, the Company shall have taken the steps to perform an audit of 2008 financial results under a format reasonably acceptable to the Term Loan Lenders and consistent with privately held corporations.

                                    EXHIBIT B

                                    NEW LENOX
                               SUMMARY TERM SHEET

             Reference is made to that certain letter agreement, dated as of November 23, 2008, between and among the Term Loan Agent and the Term Loan Lenders (collectively, the "SIGNATORY LENDERS") regarding the Term Loan Lenders' potential submission of a bid to purchase certain of the assets of Lenox Group Inc. and its affiliates (the "LETTER AGREEMENT"). This Term Sheet is annexed to the Letter Agreement and sets forth the material governance terms for one or more entities proposed to be formed by the Signatory Lenders in connection with any such purchase, it being understood that this Term Sheet is not intended to contain all matters upon which agreement must be reached among the Signatory Lenders in order to complete the transactions contemplated hereby, and that any such matters (including, without limitation, the terms of any certificate of incorporation, by-laws, shareholders agreement, operating agreement or other constituent documents) shall be in form and substance reasonably satisfactory to each of the Term Loan Lenders and Term Loan Agent.

TRANSACTION:             It is contemplated that:

                              a. each of the Signatory Lenders pursuant to that certain Amended and Restated Term Loan Credit Agreement, dated April 20, 2007, by and between Lenox, Incorporated, D 56, Inc., and Lenox Retail, Inc., as borrowers; and Lenox Group Inc. and other guarantors party thereto as guarantors; Bank of New York/Mellon (the "TERM LOAN AGENT") as administrative agent and the Term Loan Lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the "TERM LOAN CREDIT AGREEMENT"), will contribute all (or a lesser amount as may be determined by Required Lenders) of their respective interests in the "Term Loans" to one or more newly-organized Delaware C corporations (collectively, the "COMPANY"), in exchange for equity interests in, or debt securities issued by, the Company; and

                              b. the Company will use such Term Loans to credit bid in connection with the possible purchase (the "TRANSACTION"), in the context of a U.S. bankruptcy proceeding, of certain assets of Lenox Group Inc. and its affiliates pursuant to the terms set forth in the Plan Term Sheet, dated as of November 23, 2008 (the "PLAN TERM SHEET").

COMPANY: The Company will consist of one or more newly-organized Delaware C corporations. When the Signatory Lenders contribute the Term Loans to the Company (the "TERM LOAN CONTRIBUTIONS"), the Company will issue equity interests, PRO RATA among the Signatory Lenders (or their designated affiliates) according to the amount of the Term Loan

                         Contributions made by each of them.

                         To the extent that the Company is comprised of more than one entity, the Signatory Lenders shall allocate the Term Loan Contributions based on the relative value of the assets to be held by each entity.

GOVERNING                The holders of equity interests in the Company (i.e.,
DOCUMENTS:               the Signatory Lenders or their designated affiliates)
                         (the "SHAREHOLDERS") will enter into a shareholders agreement (the "SHAREHOLDERS AGREEMENT") and adopt a Certificate of Incorporation and By-Laws in respect of their ownership of the Company in order to give effect to the provisions described herein. The Shareholders
                         Agreement shall be governed by Delaware law.

                         To the extent that the Company is comprised of more than one entity, the governing documents for each entity shall be substantially identical and the provisions described herein shall apply equally to each entity.

BOARD OF                 Except where Shareholder approval is required by the
DIRECTORS:               Shareholders Agreement or by law, the Company shall be
                         governed by a [seven] member Board of Directors (the
                         "Board"). The Board shall be appointed as follows:

                         [Board designation rights, ownership thresholds for designation rights and other board composition/ replacement matters TBD] [need to determine threshold for determination and modification of these rights.]

BOARD OBSERVATION        Shareholders who do not have the right to designate a
RIGHTS:                  member of the Board shall, collectively, have the right
                         to appoint one non-voting observer to the Board (the
                         "OBSERVER"). The Observer may be present at all meetings of the Board, including any telephonic meetings, and the Company will send or make available to the Observer such notice of meetings and such copies of all minutes, consents, correspondence and other material as are sent, given or made available to members of the Board (except as may be necessary to preserve attorney-client privilege). The Observer may only be excluded from any meeting of the Board or portion thereof or from receiving any such materials, if, in any such case, the Company reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege.

TRANSFER:                There generally will be no restrictions on transfers
                         of equity interests in the Company; however, all transfers must comply with securities laws, the drag-along and tag-along rights set forth below and the right of first offer set forth below, and no transfers will be permitted without the approval of the holders of a majority of the Company's outstanding equity interests to the extent such transfers would cause the Company to become subject to the reporting requirements of any securities laws, or would be reasonably likely to result in the loss of any licenses or approvals that are material to the Company or its subsidiaries. The applicable transferee must agree to be bound by the terms and conditions of the Shareholders Agreement for any such transfer to be effective.

RIGHT OF FIRST           Notwithstanding anything to the contrary in the
OFFER:                   Transfer section above, to the extent that a
                         Shareholder wants to sell all or a portion of its equity interests in the Company to a non-Shareholder
                         (other than an affiliate of the selling Shareholder), it must first offer such equity interests to the other
                         Shareholders at a set asking price. The other
                         Shareholders shall have ten (10) business days to purchase all (but not less than all) of the offered equity interests (subject to ratable cutback) at such set price. If the offered equity interests are not purchased in their entirety by such other Shareholders within such ten (10) business day period, then, in the following ten (10) business days, the selling
                         Shareholder may sell all (but not less than all) of the offered equity interests to non-Shareholders on terms and conditions, including price, no more favorable to the buyer than the terms it offered to the Shareholders.

DRAG ALONG RIGHTS:       At any time, the holders of two-thirds of the Company's
                         outstanding equity interests may cause all of the other
                         Shareholders to sell all or any portion of their equity interests in the Company, on a pro rata basis, to a buyer that is not affiliated with any of the holders initiating such sale if such sale would result in a change of control of the Company, pursuant to a customary drag along provision.

TAG ALONG RIGHTS:        In connection with any Shareholder's (or affiliated
                         group of Shareholders') proposed sale of equity interests of the Company (other than a sale to such selling Shareholder's or affiliated group of Shareholders' affiliates), [representing more than 10% of the Company's outstanding equity interests], the other Shareholders shall be entitled to exercise tag along rights on a pro rata basis, subject to the same terms and conditions.

PREEMPTIVE RIGHTS:       At the Board's election, each Shareholder shall have
                         a preemptive right in respect of all equity issuances by the Company, subject to customary carve-outs.

ANTI-DILUTION RIGHTS:    Each Shareholder will, subject to customary exceptions,
                         have the right to purchase new equity interests in the Company in an amount that would maintain such Shareholder's percentage ownership of the equity interests in the Company pursuant to new equity issuances by the Company. The Company shall provide notice to each Shareholder no later than ten (10) business days after any such issuance in order to permit such Shareholder to participate.

INFORMATION RIGHTS:      Each Term Loan Lender shall be entitled to receive
                         quarterly and annual financial statements of the Company.

ASSET PURCHASE           The Signatory Lenders agree to prepare an Asset
AGREEMENT:               Purchase Agreement substantially incorporating the
                         terms of the Plan Term Sheet. Any amendments to or modifications of such Asset Purchase Agreement must be ratified and approved by Shareholders holding, in the aggregate, at least a majority in amount of the Term
                         Loan Contributions as of any date of determination.

MATTERS                  Subject to affiliate transaction restrictions, the
SUBMITTED TO A           following actions will be submitted for a vote of all
VOTE OF ALL              of the Company's Shareholder and will require approval
SHAREHOLDERS:            of the holders of two-thirds of the Company's equity
                         interests:

                               o  sale or merger of the Company or all or
                                  substantially all of its assets; and
                               o  any changes or amendments in or to the
                                  constitutive documents of the Company
                                  that disproportionately adversely affect the rights of any Signatory Lenders.

AFFILIATE                The Company will not engage in any material transaction
TRANSACTIONS:            with any Shareholder or any affiliate thereof unless
                         such transaction is on arms'-length terms or is approved by (1) a majority of the members of the Board not appointed by such Shareholder or its affiliates or
                         (2) a majority of the disinterested Shareholders.